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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                           CONTACT: W. Michael Smith
                                                         Chief Operating Officer
                                                         (972) 301-2450
                                                         www.remotedynamics.com

REMOTE DYNAMICS, INC. ANNOUNCES $2.5 MILLION PRIVATE PLACEMENT

RICHARDSON, TEXAS, JUNE 3, 2005 - Remote Dynamics, Inc. (NASDAQ: REDI), a leading provider of telematics-based management solutions for commercial fleets, today reported that it signed a stock purchase agreement for the proposed sale of $6.5 million of preferred stock and common stock purchase warrants in a private placement transaction with an institutional investor. As part of the proposed sale, the company will use a portion of the proceeds to redeem $5 million of Series A convertible preferred stock held by the institutional investor, resulting in net proceeds to the company of $750,000 from the sale of the Series B stock. The Series B preferred stock would be convertible into common stock at a minimum conversion price of $1.55 per share. The Series B Holder would also receive a common stock purchase warrant with a 5-year term to purchase 2 million shares at an exercise price of $1.75 per share. The closing of the Series B issuance and its accompanying common stock purchase warrant is subject to customary closing conditions, including Nasdaq approval.

In connection with the proposed sale of Series B preferred stock, the company consummated a bridge loan and security agreement with the institutional investor in which the company issued a promissory note in the amount of $1.75 million to the institutional investor. The bridge note is secured by the assets of the company, bears interest at 8% per annum and is due and payable on Sept. 30, 2005. The bridge note automatically exchanges into a common stock purchase warrant with a 5-year term to purchase 1,666,667 shares of common stock at an exercise price of $0.01 per share and a common stock purchase warrant with a 5-year term to purchase 700,000 shares of common stock at an exercise price of $1.75 per share, subject to approval of the company's stockholders. The company intends to seek stockholder approval for the exchange of the bridge note into the common stock purchase warrants at its annual meeting of stockholders to be held in August of 2005.

Upon final closing of the Series B issuance, the company would receive total net proceeds of $2.5 million from the Series B sale and the consummated bridge note. The company intends to use the net proceeds from the financing transaction to fund its business plan. The company must register the common stock issuable upon conversion of the Series B or exercise of the warrants for public resale under the Securities and Exchange Act of 1933.

As per the proposed sale, the Series B holder would have as-converted voting rights limited to 9.99% of the outstanding common stock of the company. Additionally, the Series B holder would not be able to convert the preferred stock to common nor exercise the warrants to the extent that such conversions or exercises would result in the Series B holder beneficially owning more than 9.99% of the company's common stock. The Series B holder has the right to designate one voting director to the company's board of directors and one non-voting observation director.

The complete terms of the proposed preferred stock sale and the consummated bridge note will be filed via a Form 8-K with the Securities & Exchange Commission and will be available at the SEC's website at http://www.sec.gov.

ABOUT REMOTE DYNAMICS, INC.:

Remote Dynamics, Inc. [NASDAQ: REDI] provides patented state-of-the-art mobile resource management solutions that contribute to higher customer revenues, enhanced operator efficiency and improved cost control. The REDIview(TM) suite of solutions combine GPS and wireless telematics with supply chain management that improve mobile worker productivity through real-time position and route reporting, as well as exception-based reporting that analyzes mobile workforce inefficiencies for operational optimization. More information about Remote Dynamics is available online at http://www.remotedynamics.com.

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REMOTE DYNAMICS, INC. ANNOUNCES $2.5 MILLION PRIVATE PLACEMENT - PAGE 2

LEGAL NOTICE TO INVESTORS: Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company "expects," "believes," "anticipates" or words of similar import. Similarly, statements that describe the company's future plans, objectives or goals are also forward-looking statements. Such forward-looking statements generally involve known and unknown risks, uncertainties and other facts, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: ability to obtain Nasdaq approval of the proposed issuance of the Series B preferred stock and accompanying common stock purchase warrants; ability to obtain stockholder approval to exchange the secured bridge note for the common stock purchase warrants; ability to successfully implement new customers; acceptance of new product offerings; ability to successfully implement a channel partner strategy; ability to successfully integrate mobile resource management products with customer's existing logistics management systems; ability to achieve sales projections; ability to achieve and maintain margins during periods of rapid expansion; availability of capital to fund expansion and change in business model to recurring revenue model; ability to attract and retain qualified sales personnel; market conditions; general economic and business conditions; business abilities and judgment of management and personnel; changes in business strategy and competition. For a listing of risks applicable to the future prospects of the company, please refer to the reports filed with the SEC, such as recent 10-K and 10-Q Reports.

"Remote Dynamics," "REDIview," "REDItote" and their associated logotypes are trademarks and service marks of Remote Dynamics, Inc. (C) Remote Dynamics, Inc. All rights reserved.

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                                                                       (REDI356)